SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                            -----------------------

                                   FORM 8-A/A

                                 AMENDMENT NO. 1
                     (to Registration Statement on Form 8-A
                            dated February 24, 1999)


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) or 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          Cyprus Amax Minerals Company
        -----------------------------------------------------------------

             (Exact name of registrant as specified in its charter)


                 Delaware                                        36-2684040
--------------------------------------------------------------------------------
(State or other jurisdiction of incorporation)                (I.R.S. Employer
                                                             Identification No.)

 9100 East Mineral Circle, Englewood, Colorado                    80112
--------------------------------------------------------------------------------
   (Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                        Name of each exchange on which
     to be registered                          each class is to be registered
-----------------------------              -------------------------------------
Preferred Share Purchase Rights                    New York Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
--------------------------------------------------------------------------------
                                (Title of class)

Item 1.  Description of Securities.

         In connection with its approval of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of July 15, 1999, among ACA Holding Incorporated ("Parent"), ACO Acquisition Corp., CAM Acquisition Corp. ("Sub"), ASARCO Incorporated and Cyprus Amax Minerals Company (the "Corporation"), on July 15, 1999, the Board of Directors of the Corporation amended the shareholder rights plan set forth in the Rights Agreement (the "Rights Agreement"), dated as of February 28, 1999, between the Corporation and The Bank of New York, as Rights Agent (the "Rights Agent"). This Amendment No. 1 to the Rights Agreement (the "Amendment") amends the Rights Agreement to provide (1) that neither Parent, Sub, nor any other Person, shall be deemed to be an Acquiring Person by virtue of the Merger Agreement, or as a result of the consummation of the transactions contemplated thereby; (2) that the Rights shall expire immediately prior to the completion of the merger of Company and Sub as contemplated by the Merger Agreement; and (3) that the transactions contemplated by the Merger Agreement will not give any holder of Rights any particular rights, remedies, or claims not previously held.

         The Amendment is attached hereto as an exhibit to this Form 8-A/A and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to the full text of the Amendment and of the Rights Agreement. All capitalized terms not defined herein shall have the meaning ascribed to them in the Rights Agreement.

Item 2.  Exhibits.

         1. Rights Agreement, dated as of February 28, 1999, between Cyprus Amax Minerals Company and The Bank of New York, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B (incorporated by reference to Exhibit 4 of Cyprus Amax Minerals Company's Form 8-A, filed with the Securities and Exchange Commission on February 24, 1999).

         2. Amendment No. 1 to the Rights Agreement, dated as of July 15, 1999, between Cyprus Amax Minerals Company and The Bank of New York, as Rights Agent.

                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        CYPRUS AMAX MINERALS COMPANY


                                        By:  /s/ Philip C. Wolf
                                           -------------------------------------
                                             Philip C. Wolf
                                             Senior Vice President


Dated:  July 20, 1999

                                  EXHIBIT LIST


1. Rights Agreement, dated as of February 28, 1999, between Cyprus Amax Minerals Company and The Bank of New York, which includes the form of Right Certificate as Exhibit A and the Summary of Rights to Purchase Preferred Shares as Exhibit B (incorporated by reference to Exhibit 4 of Cyprus Amax Minerals Company's Form 8-A, filed with the Securities and Exchange Commission on February 24, 1999).

2. Amendment No. 1 to the Rights Agreement, dated as of July 15, 1999, between Cyprus Amax Minerals Company and The Bank of New York, as Rights Agent.